NEWS from:

STEWART INFORMATION SERVICES CORPORATION

P.O. Box 2029, Houston, Texas 77252-2029

www.stewart.com

Contact:	Ted C. Jones
Director - Investor Relations
(713) 625-8014

FOR RELEASE AT 6AM CDT

Stewart Reports Financial Results for the Fourth Quarter 2012 and Year 2012

•	Net earnings attributable to Stewart increased $59.6 million and $106.8 million for the fourth quarter and year 2012 compared to the same periods in 2011
•	Earnings per diluted share increased to $2.56 and $4.61 for the fourth quarter and year 2012 compared to $0.11 and $0.12 in the same periods of 2011
•	Pretax margins improved to 5.1 percent and 4.7 percent for the fourth quarter and year 2012 from 2.5 percent and 1.1 percent in the same periods of 2011
•	Title loss rate declined to 7.6 percent for the fourth quarter 2012 from 9.9 percent for the fourth quarter 2011 and to 8.1 percent for the year 2012 from 9.4 percent for the year 2011
•	For the year, the $275.5 million increase in revenues yielded a $71.3 million increase in pretax earnings, an incremental margin of 25.9 percent
•	Cash provided by operations increased more than four times to $120.5 million for 2012 when compared to 2011

HOUSTON, February 14, 2013 -- Stewart Information Services Corporation (NYSE-STC) today reported a $59.6 million increase in net earnings attributable to Stewart to $61.8 million, or $2.56 per diluted share, for the fourth quarter ended December 31, 2012 compared to net earnings of $2.2 million, or $0.11 per diluted share, for the fourth quarter ended December 31, 2011. For the year ended December 31, 2012, net earnings attributable to Stewart of $109.2 million, or $4.61 per diluted share, represent an improvement of $106.8 million over the same period in 2011. Our strong operating results in 2012 allowed us to release in the fourth quarter $36.6 million ($1.50 per diluted share) of a tax asset valuation allowance (originally established in 2008), representing that portion of the allowance that had not been previously utilized to offset taxable income. The remaining valuation allowance of $12.1 million relates primarily to foreign tax credit carryforwards.

Effective with our fourth quarter 2012 reporting, we revised our segment reporting to align with management of our operations. The revised segments are title, mortgage services and corporate. Title provides global residential and commercial title insurance and other solutions that facilitate successful real estate transactions. Mortgage services provides outsourced servicing support for mortgage lenders and servicers, with offerings that include origination services, loss mitigation, REO asset management and REO title. Corporate includes the operations of the parent holding company as well as the costs of certain corporate services that support our business operations. Prior year amounts have been restated to reflect this new reporting.

Total revenues for the fourth quarter 2012 were $521.0 million, an increase of $75.9 million, or 17.1 percent, from $445.1 million for the fourth quarter 2011. Revenues from our title segment operations increased $58.6 million, or 14.3 percent, to $468.2 million in the fourth quarter 2012 compared to the fourth quarter 2011. Revenues from services provided by our mortgage services segment increased 69.0 percent to $47.8 million in the fourth quarter 2012 compared to the fourth quarter 2011.

Cash provided by operations improved substantially in the fourth quarter and year 2012 to $63.7 million and $120.5 million compared to $28.3 million and $23.4 million for the same periods in 2011, respectively.

“2012 was a turnaround year for Stewart on many fronts. Not only did we see many of our strategic initiatives delivering profits, but our streamlined management team was able to capitalize on an improving market,” said Matthew W. Morris, chief executive officer.  “Our pretax earnings of $89.3 million represent the best year for us since 2006, a year in which revenues were 29.4 percent greater than in 2012. The momentum we experienced in the second and third quarters carried into the fourth quarter, as demonstrated by the solid results of operations for that quarter. We continued our emphasis on profitable growth, cost effectiveness and prudent risk management. These focused efforts, and the dedicated commitment of our associates worldwide, enabled us to achieve a 25.9 percent pretax margin on the increase in full year revenues over 2011.”

“Although several initiatives are yet to be completed, we are very pleased with the accomplishments made and the position of the company at the end of 2012. We enter 2013 with cautious optimism regarding the outlook for real estate, while being mindful of the tenuous economic conditions that are still present in our economy. We will not relax our focus on simplifying and aligning our operations to adapt our costs quickly to transaction volumes and market conditions,” concluded Morris.

Summary results of operations are as follows (dollars in millions, except per share amounts):

	Fourth Quarter		Year
	2012	2011	2012	2011

Total revenues	$521.0	$445.1	$1,910.4	$1,634.9
Pretax earnings before noncontrolling interests	26.7	11.0	89.3	18.0
Income tax (benefit) expense (a)	(37.9)	6.8	(29.6)	9.3
Net earnings attributable to Stewart	61.8	2.2	109.2	2.3
Net earnings per diluted share attributable to Stewart	2.56	0.11	4.61	0.12

a.	Income tax benefit for the 2012 periods is primarily attributable to the release of a valuation allowance previously established against deferred tax assets offset by taxes in foreign jurisdictions for our profitable international operations and on entities not included in our consolidated returns.

The real estate market showed steady improvement throughout 2012, particularly in existing home sales, with the seasonally-adjusted annualized sales rate in the fourth quarter 2012 increasing 12.1 percent from the same quarter in 2011 and sequentially 5.0 percent from the third quarter 2012.  Improving median home prices accompanied this increase in volume, rising 10.3 percent from the fourth quarter 2011. Refinance activity also remained strong during the year, driven by record low interest rates and the modified HARP program. Fourth quarter 2012 refinance lending increased more than 34.0 percent from the same quarter in 2011 and 14.0 percent sequentially from the third quarter 2012.

Revenues from our title segment increased 14.3 percent and 0.3 percent from the fourth quarter 2011 and third quarter 2012, respectively. Revenues from direct operations for the fourth quarter 2012 increased 15.5 percent and 1.8 percent compared to the same quarter last year and sequentially from the third quarter 2012, respectively. Revenues from commercial transactions, which are included in direct operations, increased 38.3 percent to $35.4 million in the fourth quarter 2012 from $25.6 million for the same quarter last year and 29.2 percent sequentially from $27.4 million sequentially in the third quarter 2012. Commercial title revenues industry-wide were strongly influenced in the fourth quarter by the anticipated increase in capital gain tax rates in 2013. International operating revenues, which are also included in direct operations, increased 4.1 percent in the fourth quarter compared to the same period in 2011, and decreased 11.3 percent sequentially from the third quarter 2012.

Opened title orders in direct operations improved significantly over the prior year period, posting an increase of 14.9 percent from the fourth quarter 2011 and, following the usual seasonal pattern, decreased sequentially 6.5 percent from the third quarter 2012. Title orders closed per workday in direct operations increased 14.3 percent and 4.3 percent from the fourth quarter 2011 and the third quarter 2012, respectively. Title revenue per closed order in direct operations decreased 4.5 percent for the fourth quarter 2012 compared to the fourth quarter 2011 as a result of a higher proportion of refinance transactions, somewhat offset by more commercial orders. Although industry-wide order counts continue to be influenced by refinancing activity driven by historically low interest rates, our overall proportion of orders in the fourth quarter from refinancing transactions continued to be lower than industry averages, which we expect will result in less volatility in future revenues as refinancing transactions retract.

Independent agency revenues increased 14.4 percent and decreased 1.2 percent from the fourth quarter 2011 and third quarter 2012, respectively. We began the process of vetting our network of independent agencies several years ago with the emphasis on managing for quality and profitability. Since fourth quarter 2008, our average annual premium revenue received per independent agency has increased more than 95 percent and we have reduced the number of independent agencies in our network by approximately 40 percent. Further, the policy loss ratio of our current independent agency network for the year ended December 31, 2012 is less than one-third of its level in the comparable 2008 period.

Revenues from our mortgage services segment increased 69.0 percent and 2.0 percent from the fourth quarter 2011 and third quarter 2012, respectively. Mortgage services pretax earnings increased $10.2 million in the fourth quarter 2012 to $14.6 million (30.5 percent margin) from $4.4 million (15.5 percent margin) in the fourth quarter 2011, while increasing 14.5 percent sequentially from $12.7 million (27.1 percent margin) in the third quarter 2012. The offerings in our mortgage services segment continue to expand, with new projects within the broad category of servicing support helping drive the increase in revenues over the last two quarters. As the real estate market recovers, the distressed servicing projects naturally retrench, and new service offerings have been introduced which allow our customers to outsource various other aspects of their servicing operations to us. Our focus is on providing mortgage process outsourcing services which are high-quality, flexible, and responsive. We expect these service offerings to be more sustainable over market cycles.

2012 title losses as a percentage of title revenues declined to 8.1 percent from 9.4 percent in 2011. Quarterly title losses as a percentage of title revenues were 7.6 percent, 7.3 percent and 9.9 percent in the fourth quarter 2012, third quarter 2012 and fourth quarter 2011, respectively. Title losses, including adjustments to certain large claims in both periods, decreased 11.6 percent on the 14.9 percent increase in title operating revenues when compared to the fourth quarter 2011. Our overall loss experience continued to improve relative to prior year periods and was in line with our actuarial expectations, which allowed us to maintain the lower loss provisioning rate adopted effective with policies issued in the third quarter 2012. Cash claim payments increased 7.8 percent from the fourth quarter 2011 and decreased 7.7 percent compared to the year 2011. Losses incurred on known claims decreased 3.3 percent compared to the fourth quarter 2011 and 12.2 percent compared to the year 2011. The decline in cash claim payments and losses incurred on known claims continues a trend noted for several quarters.

Employee costs in the fourth quarter 2012 increased 19.9 percent from the fourth quarter 2011 and 4.8 percent sequentially from the third quarter 2012. As a percentage of total operating revenues, employee costs were 28.1 percent, 27.7 percent, and 26.9 percent in the fourth quarter 2012, fourth quarter 2011, and third quarter 2012, respectively. On a full year basis, employee costs increased 15.5 percent in 2012 to support the 16.8 increase in total operating revenues, and as a percentage of total operating revenues, declined from 29.1 percent in 2011 to 28.7 percent in 2012.

Other operating expenses increased by 21.0 percent in the fourth quarter 2012 compared to the fourth quarter 2011 and increased 12.4 percent from the third quarter 2012. As a percentage of total operating revenues, other operating expenses were 15.5 percent, 15.1 percent, and 13.9 percent in the fourth quarter 2012, fourth quarter 2011, and third quarter 2012, respectively. The dollar increase from the fourth quarter 2011 and from the third quarter 2012 is primarily related to increases in variable costs due to higher revenues (principally outside search fees and premium taxes) as well as an increase in litigation-related accruals.

Subsequent to year-end, we exchanged an aggregate of $20.7 million of our 6.0% Convertible Senior Notes due 2014 for an aggregate of 1,691,074 shares of common stock plus cash for accrued and unpaid interest. By entering into these exchange agreements, we avoid future interest expense and cash outlay, convert approximately one-third of the outstanding convertible senior note balance into equity, thereby strengthening our balance sheet, and eliminating an equivalent amount of future repayment risk. Following these transactions, an aggregate of $44.3 million of convertible debt remains outstanding.

Stewart Information Services Corp. (NYSE-STC) is a customer-focused, global title insurance and real estate services company offering products and services through our direct operations, network of approved agencies and other companies within the Stewart family. Stewart provides these services to homebuyers and sellers; residential and commercial real estate professionals; mortgage lenders and servicers; title agencies and real estate attorneys; home builders; and United States and foreign governments. Stewart also provides loan origination and servicing support; loan review services; loss mitigation; REO asset management; home and personal insurance services; tax-deferred exchanges; and technology to streamline the real estate process.

Recognized in 2012 by Forbes® as one of the Most Trustworthy Companies in America, Stewart offers personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, and is dedicated to being the preferred real estate services provider. More information can be found at http://www.stewart.com/news.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance.  These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words.  Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements.  These risks and uncertainties include, among other things, the tenuous economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agents or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our continual focus on aligning our operations to quickly adapt our costs to transaction volumes and market conditions; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF EARNINGS (condensed)
(In thousands of dollars, except per share amounts and except where noted)

	Three months ended December 31		Twelve months ended December 31
	2012	2011	2012	2011
Revenues:
Title insurance:
Direct operations	192,446	166,560	718,789	627,810
Agency operations	278,333	243,237	1,007,380	877,225
Mortgage services	44,777	27,389	162,856	112,064
Investment income	3,605	3,477	13,809	15,505
Investment and other gains – net	1,812	4,415	7,578	2,302
	520,973	445,078	1,910,412	1,634,906
Expenses:
Amounts retained by agencies	227,743	199,840	829,070	723,943
Employee costs	144,902	120,866	542,461	469,839
Other operating expenses	80,004	66,100	286,496	256,194
Title losses and related claims	35,989	40,717	140,029	142,101
Depreciation and amortization	4,359	5,199	17,783	19,542
Interest	1,288	1,340	5,235	5,268
	494,285	434,062	1,821,074	1,616,887
Earnings before taxes and noncontrolling interests	26,688	11,016	89,338	18,019
Income tax (benefit) expense	(37,906)	6,771	(29,639)	9,341
Net earnings	64,594	4,245	118,977	8,678
Less net earnings attributable to noncontrolling interests	2,834	2,086	9,795	6,330
Net earnings attributable to Stewart	61,760	2,159	109,182	2,348

Net earnings per diluted share attributable to Stewart	2.56	0.11	4.61	0.12
Average number of dilutive shares (000)	24,409	19,239	24,384	19,131

Segment information:
Title revenues	468,160	409,525	1,713,082	1,494,557
Title pretax earnings before noncontrolling interests	42,896	28,449	147,628	89,438

Mortgage services revenues	47,817	28,292	178,015	123,601
Mortgage services pretax earnings before noncontrolling interests	14,567	4,388	48,633	33,386

Corporate revenues	4,996	7,261	19,315	16,748
Corporate pretax loss before noncontrolling interests	(30,775)	(21,821)	(106,923)	(104,805)

Selected financial information:
Cash provided by operations	63,692	28,344	120,522	23,409
Title loss payments - net of recoveries	30,924	28,694	123,976	134,320
Other comprehensive (loss) earnings	(2,318)	(3,343)	9,902	3,071

Number of title orders opened (000):
October	40.2	32.4
November	34.6	30.0
December	29.4	28.3
	104.2	90.7

Number of title orders closed (000):	85.0	73.2

	December 31 2012	December 31 2011
Stockholders’ equity	580,372	463,457
Number of shares outstanding (000)	19,404	19,304
Book value per share	29.91	24.01

STEWART INFORMATION SERVICES CORPORATION

BALANCE SHEETS (condensed)

(In thousands of dollars)

	December 31	December 31
	2012	2011
Assets:
Cash and cash equivalents	196,471	117,196
Cash and cash equivalents – statutory reserve funds	12,067	23,647
Total cash and cash equivalents	208,538	140,843

Short-term investments	37,025	33,137
Investments – statutory reserve funds	444,579	397,074
Investments – other	58,680	63,911
Receivables – premiums from agencies	45,458	47,351
Receivables – other	68,053	57,466
Allowance for uncollectible amounts	(12,823)	(16,056)
Property and equipment	54,714	56,437
Title plants	77,360	77,406
Goodwill	220,955	214,492
Intangible assets	7,015	8,693
Deferred tax asset	7,759	-
Other assets	74,062	75,387

	1,291,375	1,156,141

Liabilities:
Notes payable	6,481	11,722
Convertible senior notes payable	64,687	64,513
Accounts payable and accrued liabilities	116,617	86,389
Estimated title losses	520,375	502,611
Deferred income taxes	2,843	27,449

	711,003	692,684

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	153,441	152,102
Retained earnings	391,447	284,097
Accumulated other comprehensive earnings	26,583	16,681
Treasury stock	(2,666)	(2,666)
Stockholders’ equity attributable to Stewart	568,805	450,214
Noncontrolling interests	11,567	13,243
Total stockholders' equity	580,372	463,457

	1,291,375	1,156,141